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                 G&K SERVICES, INC.
     [LOGO]      5995 Opus Parkway, Suite 500
                 Minnetonka, MN 55343
                 TRADED:   NASDAQ (GKSRA)

NEWS BULLETIN

For Further Information:

AT THE COMPANY:                    Richard M. Fink, Chairman (612) 912-5500
                                   Timothy W. Kuck, CFO (612) 912-5500

AT THE FINANCIAL RELATIONS BOARD:  Michael Rosenbaum or Leslie Hunziker (General
                                   Info)


                                   Suzy Lynde (Analysts)
                                   (312) 266-7800



FOR IMMEDIATE RELEASE
FRIDAY, MAY 1, 1998


                   G&K SERVICES COMPLETES SALE OF LINEN BUSINESSES

MINNEAPOLIS, MN, MAY 1, 1998 - G&K SERVICES, INC. (NASDAQ:GKSRA) announced today it has completed the sale of 1O processing facilities and related branches to Tartan Textile Services, an affiliate of Aurora Capital Partners.

The previously announced transaction includes seven of the nine linen rental plants and three of the 20 uniform rental plants acquired by G&K from National Linen Services (NLS), a division of National Service Industries, in July 1997. The Company announced its intention to divest the linen operations acquired from NLS at the time of the acquisition.

G&K received $75 million for the operating assets acquired by Tartan and will realize another $6 million from the liquidation of working capital used in the businesses being sold. The Company earlier received $2.6 million from a linen facility sold separately last January. Proceeds from the sales will be used to reduce G&K's $333 million outstanding debt.

The transaction with Tartan Textile Services completes the sale of eight of the nine linen facilities acquired from NLS. G&K is continuing to market the remaining linen facility. In addition to seven linen facilities, three uniform rental plants located in West Virginia and west Texas are included in the Tartan Textile Services transaction.

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G&K Services
Add 1


Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. The statements regarding the sale of assets reflect management's best judgment at the time of issuance, but readers are reminded that not all expectations will, in fact, come to pass, and that all such statements are qualified in their entirety by cautionary statements contained in the most current SEC Form 1O-Q.

G&K Services is one of North America's largest suppliers of corporate uniform programs. The Company provides services in the United States and Canada from over 125 locations.

TO RECEIVE THE LATEST INFORMATION ABOUT G&K SERVICES, INC. BY FAX, AT NO
                 COST, DIAL 1-800-PRO-INFO, CODE GKSRA


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